EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Regeneration Technologies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption by the Company of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, on January 1, 2006) and the Company’s internal control over financial reporting dated February 27, 2008, appearing in the Annual Report on Form 10-K of Regeneration Technologies, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants Tampa, Florida
February 27, 2008